Exhibit 4.3

AMENDMENT NO. 1

TO THE

REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of July 20, 2011, to the Registration Rights Agreement, dated as of October 20, 2009 (the “Registration Rights Agreement”), by and between NBH Holdings Corp. (together with any successor entity thereto, the “Company”) and FBR Capital Markets & Co.. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Registration Rights Agreement.

WHEREAS, Section 11(b) of the Registration Rights Agreement provides for the amendment of the Registration Rights Agreement in accordance with the terms set forth therein; and

WHEREAS, Holders beneficially owning a majority of the outstanding Registrable Shares (excluding Registrable Shares that are owned, directly or indirectly, by an Affiliate of the Company) have consented in writing, effective as of May 20, 2011, to the adoption of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

AMENDMENTS TO REGISTRATION RIGHTS AGREEMENT

Section 1.1 Section 2(a); Mandatory Shelf Registration. The first sentence of Section 2(a) of the Registration Rights Agreement shall be replaced and as amended shall read in its entirety as follows: “As set forth in Section 5 hereof, the Company agrees to file with the Commission as soon as reasonably practicable (but in no event later than March 31, 2012) a shelf Registration Statement on Form S-1 or such other form under the Securities Act then available to the Company providing for the resale of any Registrable Shares pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”).”

Section 1.2 Section 2(f); Executive Bonus. Section 2(f) of the Registration Rights Agreement shall be replaced and as amended shall read in its entirety as follows: “If the Company does not file a Registration Statement registering the resale of the Registrable Shares before March 31, 2012, other than as a result of the Commission being unable to accept such filing (a “Registration Default”), then, each of James B. Fitzgerald, Thomas M. Metzger and Donald Gaiter, if employed by the Company and owed a performance bonus, shall immediately forfeit 50%, and shall thereafter forfeit an additional 10% for each month the Registration Default continues, of any performance bonus that would otherwise be payable to him during that fiscal year (or to which he became entitled as a result of performance during that fiscal year), whether under an employment agreement with the Company, a bonus plan or any other bonus arrangement, including any bonus compensation for which payment would otherwise be deferred until after that fiscal year. No bonuses, compensation, awards, equity compensation or other amounts shall be payable or granted in lieu of or to make Messrs. Fitzgerald, Metzger and Gaiter whole for any such forfeited bonuses.”

ARTICLE II

MISCELLANEOUS

Section 2.1 No Further Amendment. Except as expressly amended hereby, the Registration Rights Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Registration Rights Agreement or any of the documents referred to therein.

Section 2.2 Effect of Amendment. This Amendment shall form a part of the Registration Rights Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Registration Rights Agreement shall be deemed a reference to the Registration Rights Agreement as amended hereby.

Section 2.3 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 2.4 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party hereto as of the date first above written.

NBH HOLDINGS CORP.

By:	/s/ James B. Fitzgerald
Name: James B. Fitzgerald
Title: Chief Financial Officer

Signature Page to Amendment No. 1 to Registration Rights Agreement